EXHIBIT 5

ROBERT R. SANDERS
ART BAKER	ONE MAXOR PLAZA
MITCH D. CARTHEL	320 S. POLK STREET, SUITE 700	MAILING ADDRESS:
ROGER S. COX	AMARILLO, TEXAS 79101
RUSS DEVORE*		P.O. BOX 2667
EDWARD L. MORRIS	(806) 372-2020	AMARILLO, TEXAS 79105-2667
CHRIS WRIGHT
ZANE J. VAUGHN		FAX (806) 372-3725
JUSTIN E. MYERS
JOHN B. ATKINS		sender’s email: jatkins@sandersbaker.com

*Admitted in Texas, New Mexico, Oklahoma & Colorado

May 12, 2006

Amarillo Biosciences, Inc.
4134 Business Park Dr.
Amarillo, Texas 79110

RE:	Issuance of Stock Pursuant to S-8 Registration Statement

Gentlemen:

Pursuant to your request, we have examined the S-8 Registration Statement to be filed with the Securities and Exchange Commission, registering 500,000 shares of common stock in the company. We have further examined the Certificate of Incorporation, Articles of Incorporation, Bylaws, any amendments thereto, and all such corporate records and documents that we believed were necessary or relevant to enable us to render an opinion in this matter.

Based solely on the foregoing examination, it is our opinion that, when sold or granted, and issued according to the 2006 Employees Stock Option and Stock Bonus Plan, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and non assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

SANDERS BAKER PC
Edward L. Morris
ELM/mh